Exhibit 99.1

From:	Sanford Teller Communications	August 11, 2009
SanfordT@SanfordTeller.com
212-717-0332

For:	HearUSA	Contact:Paige Brough,
	1250 Northpoint Parkway	Senior Vice President-
	West Palm Beach, FL 33407	Corporate Communications
	www.hearusa.com	PBrough@HearUSA.com
	561-478-8770	561-478-8770 (Ext 134)

HearUSA Makes Hearing Aids and Care Available to AARP Members;

Program Launches in October in Florida and New Jersey

West Palm Beach, FL – August 11, 2009 – HearUSA (AMEX:EAR), one of America’s leading providers of hearing aids and hearing care announced today that it is launching the initial phase of a hearing care program designed exclusively for AARP members. The program is scheduled to be made available to AARP members in Florida and New Jersey this October and will eventually be extended to AARP members in all 50 states and the U.S. territories.

This relationship offers a unique opportunity to better serve the hearing care needs of America’s 50+ community. Thirty-six million Americans suffer from hearing loss, according to the American Academy of Audiology, yet the Better Hearing Institute (BHI) reports that only one-in-five has received treatment. According to the Hearing Loss Association, almost all (95 percent) people with hearing loss could be successfully treated with hearing aids.

“HearUSA designed the program to provide some relief from the high cost of hearing aids,” said Stephen Hansbrough, CEO and chairman of HearUSA. “Importantly, the program will also employ quality measures and evaluate outcomes and processes not always associated with the sale of hearing aids, but critical to achieving hearing care success.”

HearUSA’s nationwide network of credentialed hearing care providers will offer all AARP members reduced costs, uniform pricing and extended warranties on its selection of state-of-the-art digital hearing aids and related products, plus personal hearing rehabilitation services to help patients experience the maximum benefits of the latest in amplification.

“The innovative model HearUSA has created will give AARP members access to a hearing wellness program that focuses on education and quality of care,” said David Mathis, senior vice president of AARP Services, Inc., the wholly-owned and taxable subsidiary of AARP. “Our members will have access to thousands of hearing care professionals and a choice of specialized hearing care solutions. We are pleased to work with HearUSA to help meet this important and increasing health care need.”

When fully implemented, the AARP-branded hearing care program from HearUSA will require a nationwide network of least five thousand independent hearing care providers and will enable them and the industry’s manufacturers to provide millions of Americans with more affordable quality hearing care solutions they need and deserve.

HearUSA will be expanding its provider network by reaching out to qualified hearing care professionals throughout the nation and offering them the opportunity to participate in “this innovative and rewarding” program. As part of the selection process, applicants must agree to observe the hearing industry’s best practices guidelines.

“The negative impact of untreated hearing loss on family members, social relationships and in the workplace is enormous,” said Dr. Cindy Beyer, audiologist and HearUSA senior vice president. “Hearing loss is a critical quality of life and health issue and we are committed to seeing quality hearing care recognized as a medical necessity.”

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For media: To interview Stephen Hansbrough, CEO and chairman of HearUSA, or Dr. Cindy Beyer, audiologist and senior vice president, please contact Paige Brough, senior vice president of corporate communications, at PBrough@HearUSA.com, or at 561-478-8770 (Ext. 134)

About HearUSA

HearUSA, Inc. (www.HearUSA.com) provides hearing care to patients through the HearUSA Hearing Care Network of 1,900 affiliated audiologists in 49 states and in more than 178 company-owned hearing care centers, all of which offer a large selection of state-of-the-art digital hearing aids. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina, and Pennsylvania. Hearing-related products, such as batteries, hearing aid accessories and assistive listening devices, are also available online at www.hearusa.com. HearUSA is proud to be the only hearing care provider awarded Health Network Accreditation from URAC, the accrediting organization that establishes quality standards for the health care industry.

ABOUT AARP

AARP is a nonprofit, nonpartisan membership organization that helps people 50+ have independence, choice and control in ways that are beneficial and affordable to them and society as a whole. AARP does not endorse candidates for public office or make contributions to either political campaigns or candidates. We produce AARP The Magazine, the definitive voice for 50+ Americans and the world's largest-circulation magazine with over 34.5 million readers; AARP Bulletin, the go-to news source for AARP's 40 million members and Americans 50+; AARP Segunda Juventud, the only bilingual U.S. publication dedicated exclusively to the 50+ Hispanic community; and our website, AARP.org. AARP Foundation is an affiliated charity that provides security, protection, and empowerment to older persons in need with support from thousands of volunteers, donors, and sponsors. We have staffed offices in all 50 states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands.

ABOUT AARP SERVICES INC.

AARP Services Inc., founded in 1999, is a wholly-owned taxable subsidiary of AARP. AARP Services manages the provider relationships for and performs quality control oversight of the wide range of products and services that carry the AARP name and are made available by independent providers as benefits to AARP’s almost 40 million members. The provider offers currently span health products, travel and leisure products, and life event services. Specific products include Medicare supplemental insurance; member discounts on rental cars, cruises, vacation packages and lodging; special offers on technology and gifts; pharmacy services; legal services; and long-term care insurance. AARP Services also engages in new product development activities for AARP and provides certain consulting services to outside companies. In 2005, AARP Services founded AARP Financial Inc., a wholly-owned taxable subsidiary that manages the provider relationships for and performs quality control oversight for the financial products that carry the AARP name, including credit cards, auto and home, mobile home and motorcycle insurance, and life insurance and annuities. AARP Financial also provides access to proprietary investment products and services, including mutual funds and financial guidance, designed to meet the needs of investors at any life stage.